UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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HENRY COUNTY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 15, 2008

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set March 13, 2008 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 14,245,690 shares of common stock outstanding as of March 13, 2008. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint David H. Gill or William C. Strom, Jr. as your representative at the meeting. Mr. Gill and Mr. Strom, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy FOR the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Gill or Mr. Strom will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. The Annual Report of the Company accompanies this proxy statement. We are distributing this proxy statement and the Annual Report on or about March 17, 2008.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Each member of the Board of Directors is elected each year so that the terms of the Board members expire at each annual meeting. The terms of the current directors will expire at the 2008 Annual Shareholders Meeting. Our directors are:

Paul J. Cates, Jr.	David H. Gill	William C. Strom, Jr.
Phillip H. Cook	Edwin C. Kelley, Jr.	Ronald M. Turpin
H.K. Elliott, Jr.	Mary Lynn E. Lambert	James C. Waggoner
G.R. Foster III	Robert O. Linch

Shareholders will elect the nominees as directors at the meeting to serve a one-year term, expiring at the 2009 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the 11 nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect each of the 11 nominees as directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy to elect each of the nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gill or Mr. Strom will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom has been a director of the Company and is also a director of The First State Bank.

Paul J. Cates, Jr. - President, Planters Warehouse and Lumber.

H. K. Elliott, Jr. - Owner, Elliott Construction Company.

G. R. Foster, III - Dentist.

David H. Gill - Mr. Gill has served as President of the Bank and of the Company since 2000. Prior to that time he served as Executive Vice President of the Bank and Vice President of the Company.

Edwin C. Kelley, Jr. - Owner, Buddy Kelley Properties.

Mary Lynn E. Lambert - Co-owner of a sand and gravel business.

Robert O. Linch - Private Investor.

William C. Strom, Jr. - Mr. Strom has served as Executive Vice President and Chief Credit Officer of the Bank since 2000 and Secretary of the Company since 1997. Mr. Strom served as Vice President of the Bank from 1995 to 2000.

Ronald M. Turpin - Retired builder.

James C. Waggoner - Owner, Stockbridge Veterinary Hospital.

Phillip H. Cook - Certified Public Accountant, Retired Partner KPMG LLP.

DESCRIPTION OF BUSINESS

General

Henry County Bancshares, Inc. (the “Company”), headquartered in Stockbridge, Georgia, is a Georgia business corporation which operates as a bank holding company. The Company was incorporated on June 22, 1982 for the purpose of reorganizing The First State Bank (the “Bank”) to operate within a holding company structure. The Bank is a wholly owned subsidiary of the Company.

The Company’s principal activities consist of owning and supervising the Bank, which engages in a full service commercial and consumer banking business, as well as a variety of deposit services provided to its customers. The Bank also conducts mortgage lending operations through its wholly owned subsidiary, First Metro Mortgage Co., which provides the Company’s customers with a wide range of mortgage banking services and products.

The Company, through the Bank, derives substantially all of its income from the furnishing of banking and banking related services.

The Company directs the policies and coordinates the financial resources of the Bank. The Company provides and performs various technical and advisory services for its subsidiaries, coordinates their general policies and activities, and participates in their major decisions.

The First State Bank, Stockbridge, Georgia

The Bank was chartered by the Georgia Department of Banking and Finance in 1964. The Bank operates through its main office at 4806 North Henry Boulevard, Stockbridge, Georgia, as well as six (6) full service branches located at 1810 Hudson Bridge Road in Stockbridge, 295 Fairview Road in Ellenwood, 114 John Frank Ward Boulevard in McDonough, 4979 Bill Gardner Parkway in Locust Grove, 2316 Highway 155 in McDonough and 1908 Highway 81 East in McDonough. The Bank owns two lots for the construction of future branches, one at the intersection of Chambers Road and Jonesboro Road in Henry County, as well as one in Butts County located at 620 W. Third Street in Jackson. The Bank owns an additional parcel of real estate adjacent to its main office location in Stockbridge, Georgia, upon which is situated a small house leased to an unaffiliated insurance company.

The Bank engages in a full service commercial and consumer banking business in its primary market area of Henry County and surrounding counties, as well as a variety of deposit services provided to its customers. The Bank offers on-line banking services to its customers. Checking, savings, money market accounts and other time deposits are the primary sources of the Bank’s funds for loans and investments. The Bank offers a full complement of lending activities, including commercial, consumer installment, real estate, home equity and second mortgage loans, with particular emphasis on short and medium term obligations. Commercial lending activities are directed principally to businesses whose demands for funds fall within the Bank’s lending limits. Consumer lending is oriented primarily to the needs of the Bank’s customers. Real estate loans include short term acquisition and construction loans. The Bank focuses primarily on residential and commercial construction loans, commercial loans secured by machinery and equipment with a developed resale market, working capital loans on a secured short term basis to established businesses in the primary service area, home equity loans of up to 80% of the current market value of the underlying real estate, residential real estate loans of up to 90% of value with adjustable rates or balloon payments due within five (5) years, and loans secured by savings accounts, other time accounts, cash value of life insurance, readily marketable stocks and bonds, or general use machinery and equipment for which a resale market has developed. The Bank makes both secured and unsecured loans to persons and entities which meet criteria established by the Bank and the executive committee. Approximately 94% of the Bank’s loan portfolio is concentrated in loans secured by real estate, most of which is located in the Bank’s primary market area. The Bank, as a matter of state law and bank policy, does not extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $12,000,000. The lending policies and procedures of the Bank are periodically reviewed and modified by the Board of Directors of the Bank in order to ensure risks are acceptable and to protect the Bank’s financial position in the market. Among other services offered are drive-up windows, night deposits, safe deposits, traveler’s checks, credit cards, cashier’s checks, notary public and other customary bank services. The Bank does not offer trust services.

The Bank maintains correspondent relationships with Silverton Bank, SunTrust Bank, Federal Home Loan Bank, and the Federal Reserve Bank of Atlanta. These banks provide certain services to the Bank such as investing excess funds, wire transfer of funds, safekeeping of investment securities, loan participation and investment advice.

The banking business in and around Henry County, Georgia is highly competitive which includes certain major banks which have acquired formerly locally owned institutions. These banks have considerably greater resources and lending limits than the Bank. In addition to commercial banks and savings banks, the Bank competes with other financial institutions, such as credit unions, agricultural credit associations, and investment firms which provide services similar to checking accounts and commercial lending. The Bank competes with numerous institutions within the primary service areas, including local branches of Bank of America, SunTrust Bank, Wachovia and BB&T. As of December 31, 2007 the Bank held approximately 28% of the deposit accounts in the Henry County area. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

The Bank relies substantially on personal conduct of its officers, directors and shareholders, as well as a broad product line, competitive services, and an aggressive local advertising campaign and promotional activities to attract business and to acquaint potential customers with the Bank’s personal services. The Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally owned and headquartered commercial bank attuned to the particular needs of small to medium size businesses, professionals and individuals in the community.

A history of the Bank’s financial position for the fiscal years ended December 31, 2005, 2006 and 2007, is as follows:

	Years Ended
	2007	2006	2005
Total Assets	$718,996,049	$694,310,816	$631,033,297
Total Deposits	$625,851,121	$594,873,414	$545,247,129
Net Income	$8,708,726	$12,409,292	$10,275,922

First Metro Mortgage Co.

First Metro Mortgage Co. was formed in 1985 to provide mortgage loan origination services in the same primary market area as the Bank. Its offices are located at the Bank’s branch facility on Hudson Bridge Road in Stockbridge, Georgia. First Metro Mortgage Co. initiates long term mortgage loans but immediately sells those loans in the secondary market to investors pursuant to agreements between the investors and the company prior to funding. All loans are sold without recourse, and the Bank does not retain servicing rights or obligations with respect to those loans. First Metro Mortgage Co. realized net loss of $121,124 for 2007, compared to a net loss of $110,029 for 2006, and a net loss of $42,624 in 2005. First Metro Mortgage Co. was merged into and became a subsidiary of The First State Bank, effective July 1, 2003.

Employees

As of December 31, 2007, the Bank had 142 full-time employees and 18 part-time employees. None of the Bank’s employees are represented by a collective bargaining group. The Bank considers its relationships with its employees to be good.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales price to the extent known to management.

YEAR 2007	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	14,984	$13.50	$13.00
Second Quarter	29,724	$14.00	$13.50
Third Quarter	20,350	$14.50	$13.50
Fourth Quarter	170,683	$13.50	$13.50

YEAR 2006	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)		LOW SALES PRICE (Per Share)
First Quarter	16,330	$23.00		$20.50
Second Quarter	22,867	$24.00		$21.00
Third Quarter	15,868	$26.00		$23.00
Fourth Quarter	30,768	$13.00	(1)	$12.50	(1)

(1)	High and low sales prices during the 4th quarter of 2006 have been adjusted to reflect a two for one stock-split effective December 14, 2006.

The Company has historically paid dividends on an annual basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank. The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements. The following table sets forth cash dividends which have been declared and paid by the Company since January 1, 2005.

Cash Dividends Declared Per Share ($)
Fiscal 2007
First Quarter	$.06 per share
Second Quarter	$.06 per share
Third Quarter	$.06 per share
Fourth Quarter	$.10 per share

Fiscal 2006
First Quarter	$.05 per share
Second Quarter	$.05 per share
Third Quarter	$.05 per share
Fourth Quarter	$.16 per share
Fiscal 2005

First Quarter	$.045 per share
Second Quarter	$.045 per share
Third Quarter	$.045 per share
Fourth Quarter	$.11 per share

(1)	All dividends per share have been adjusted to reflect a two for one stock-split effective December 14, 2006.

As of February 8, 2008, 14,245,690 shares of common stock were outstanding and held of record by approximately 589 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

The holders of the Company’s common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available. Funds for the payment of dividends of the Company are primarily obtained from dividends paid by the Bank.

There are no shares of the Company’s common stock that are subject to outstanding options or warrants to purchase, or that are convertible into, common equity of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company recognizes that an important reason for its success is its ability to attract and retain executive and senior management that can lead the daily operations of the Company in accordance with the policy guidelines of the Board. The management team of the Company must effectively carry out those programs that are required for the Company to meet its short term objectives, as well as reach its long term strategic goals. An effective and comprehensive compensation program is an important component of the overall strategy for management recruitment and retention. The compensation program should be fair, reasonable and competitive in the Company’s market environment.

The Company has established a Senior Management Compensation Committee (the “Committee”) which is charged with developing compensation strategies and making compensation policies for executive officers. The Committee makes compensation recommendations to the Board of Directors (the “Board”), which has adopted those recommendations without alteration. The Committee directs the executive compensation policy for the Company and its wholly owned subsidiary, The First State Bank. The Committee is composed solely of independent directors and has available to it such resources as it feels are necessary to ensure that the compensation levels are competitive in the market. The Committee may interview senior and executive management to determine those compensation issues that are most effective in meeting the Company’s objectives. The Committee consults with legal counsel as necessary and other such outside advisors as it deems proper to ensure availability of the appropriate information to assist in its deliberations. The Committee takes into consideration the experience level of the executives and their overall importance to the strategic initiatives the Company may undertake. The Committee typically makes two separate recommendations to the Board for executive compensation adjustments. The first recommendation, in the early part of the year, is to grant any adjustment in the base salary of the senior executives. The second major recommendation to the Board is a recommendation for annual bonus compensation based on performance for the year.

The elements of the compensation program are designed to attract and retain management best suited to the Company. The program is also crafted to provide a mechanism to align the interests of the management with those of the Company. A third goal of the compensation program is to reward executives for reaching or exceeding stated goals.

The Company includes a number of components in its compensation program. These components include cash, non-cash benefits, retirement programs, insurance protection and perquisites. Cash is used for base salary and for regular annual bonus purposes. Cash bonuses are typically paid based on the performance of the Company as a whole and the evaluated performance of each individual manager. Non-cash benefits include vacation, sick and personal day allowances. Retirement programs include profit sharing contributions, matching contributions to a 401(k) program and deferred compensation arrangements. Insurance protection includes health insurance for the manager (with the availability of dependent coverage at the executive’s expense), life insurance, both short and long term disability insurance and other health related group insurance coverage available at the executive’s expense. Perquisites include the use of a company vehicle for business and personal travel, routine expense reimbursements for business related activities, educational opportunities and social memberships

The Committee meets as needed to review the Company’s objectives for the year and the performance of executive and senior management in meeting those objectives. The Committee also reviews industry comparisons of compensation. In 2007, the Committee used the resources of the Georgia Banker’s Association Annual Salary Survey, a compilation of responding Georgia financial institutions stratified by size and geographical location. The Committee also consulted the Mauldin & Jenkins Bank Executive Compensation Survey, a regional survey of southeastern banks also stratified by size and geographical location. These outside sources provide the Committee with a framework to evaluate the trend in bank executive compensation as well as to provide the Committee with defined local standards to determine competitive compensation components. The Committee did not use these surveys as a template for compensation decisions for salary ranges or to establish salaries, but rather as a resource to validate or redefine the assumptions of the Committee. From these resources the Committee determined the Company’s executive compensation to be consistent with comparable financial institutions located in its geographical location.

The Committee has wide discretion in its evaluation of executive management’s performance and the most effective manner in which to reward performance. There were no specific targets provided to management with defined benefits upon meeting those targets. However, the Company did adopt overall goals and targets independent from the Committee. The Committee did establish general criteria upon which to evaluate and reward performance. The Committee evaluates performance of the Company for the year relative to peer groupings, such as may be available from the FDIC in the form of call reports or Uniform Bank Performance Reports, with special emphasis on core deposit growth, loan growth, expense controls, audit controls, earnings and stock pricing, all of which are metrics which characteristically can enhance shareholder value. Deposit growth, earnings and stock value in a difficult market for peer group financial stocks were the greatest contributing components in determining year end bonus awards. The Committee reviewed the Company performance in each of the areas as outlined above. The Committee weighted the performance of the Company in each area defined as a Committee goal to arrive at a pool of bonus funds to be distributed to senior and executive managers, adjusting the pool for performance above or below the Committee’s desired performance level. Based on an evaluation of the contribution of each of the executives in meeting predetermined Committee goals and their individual contributions in attaining those goals, the Committee recommended to the Board specific individual bonus payments and which were adopted by the Board as disclosed in the Summary Compensation Table below.

In 2007 the Committee recognized that the availability of stock ownership in the Company was an important component of aligning the financial interests of the executives with those of the shareholders. Additionally, the Committee evaluated the competitive market and found that a significant percentage of financial institutions have included stock ownership as an integral part of compensation programs. Because of the desire to align the financial interests of the executives with those of the shareholders as well as to maintain a compensation strategy that would both reward the executives for performance and be calculated to provide an incentive for retention, the Committee recommended that a limited amount of the Company’s treasury stock be made available for purchase by the executives. The stock purchases were offered to the executives at the prevailing fair market price.

The Summary Compensation Table below identifies the compensation levels of certain executive officers of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Mary Lynn E. Lambert, Chairperson
G.R. Foster, III
H. K. Elliott, Jr.
Edwin C. Kelley, Jr.
Robert O. Linch
Phillip H. Cook

Compensation Committee Interlocks and Insider Participation

No interlocks or insider participation exists within the Compensation Committee. The Compensation Committee is comprised solely of independent directors.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David H. Gill CEO	2007 2006	274,050 252,200	141,924 150,176	0 0	0 0	0 0	0 0	85,580 77,677	(1) (1)	$ $	501,554 480,053

William C. Strom, Jr. Executive Vice President	2007 2006	200,124 185,300	88,010 92,824	0 0	0 0	0 0	0 0	51,127 48,553	(2) (2)	$ $	339,261 326,677

Thomas L. Redding Sr. Vice President & CFO	2007 2006	121,500 112,500	36,133 38,437	0 0	0 0	0 0	0 0	12,203 13,345	(3) (3)	$ $	169,836 164,282

M. Debra Walker Sr. Vice President & COO	2007 2006	109,080 101,000	44,454 45,327	0 0	0 0	0 0	0 0	11,247 13,083	(4) (4)	$ $	164,781 159,410

(1)	Includes director’s fees of $33,000 in 2007 and $32,250 in 2006. Also includes liability incurred by the Company for the Employee's Salary Continuation Plan in the amount of $26,455 in 2007 and $24,925 in 2006. 401(k) match for 2007 was $5,571 and for 2006 was $5,146 and Profit Sharing Contribution for 2007 was $20,554 and for 2006 was $15,356.
(2)	Includes director’s fees of $15,000 in 2007 and $14,250 in 2006. Also include liability incurred by the Company for the Employee's Salary Continuation Plan in the amount of $17,636 in 2007 and $16,617 in 2006. 401(k) match for 2007 was $4,082 and in 2006 was $3,789 and Profit Sharing Contribution for 2007 was $15,009 and in 2006 was $15,356.
(3)	Includes 401(k) match of $3,110 and $2,972 and Profit Sharing Contribution of $9,113 and $10,373 in 2007 and 2006, respectively.
(4)	Includes 401(k) match of $3,066 and $2,914 and Profit Sharing Contribution of $8,181 and $10,169 in 2007 and 2006, respectively.

Not included in Other Compensation:

	Year	Medical		Dental	Life Ins. Prem.
David Gill	2007	$4,762.00		$302.28	$1,347.00
	2006	$3,807.36		$302.28	$3,007.00

William Strom	2007	$4,762.00		$302.28	$1,347.00
	2006	$3,807.36		$302.28	$3,274.00

Tom Redding	2007	$5,585.00		$302.28	$1,181.00
	2006	$5,074.00		$302.28	$1,728.60

M. Debra Walker	2007	$1,680.00	(annuity)	n/a	$1,068.80
	2006	$1,680.00	(annuity)	n/a	$1,836.12

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David H. Gill	$15,000.00	0	$11,454.50	0	$203,779.94
William C. Strom, Jr.	$10,000.00	0	$7,636.36	0	$135,853.66

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert O. Linch	$38,875	0	0	0	0	0	$38,8755
H. K. Elliott, Jr.	$33,000	0	0	0	0	0	$33,000
Edwin C. Kelley, Jr.	$33,000	0	0	0	0	0	$33,000
James C. Waggoner	$15,750	0	0	0	0	0	$15,750
G. R. Foster, III	$38,125	0	0	0	0	0	$38,125
Ronald M. Turpin	$33,000	0	0	0	0	0	$33,000
Mary Lynn Lambert	$17,550	0	0	0	0	0	$17,550
Paul J. Cates	$15,750	0	0	0	0	0	$15,750
Phillip H. Cook	$12,000	0	0	0	0	0	$12,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

Please See Appendix A.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL

STATEMENTS AND SUPPLEMENTAL DATA

Please see Appendix B.

Directors and Executive Officers

The Board of Directors of the Company is currently composed of the following eleven persons, each of whom serves for a term of one (1) year. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the current directors, nominees and executive officers of the Company:

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED[1]
Paul J. Cates, Jr.	66	Director	2002
H. K. Elliott, Jr.	66	Director	1977
G. R. Foster, III	61	Director	1999
David H. Gill	53	President, Director	1997
Edwin C. Kelley, Jr.	57	Director	1994
Mary Lynn E. Lambert	50	Director	2001
Robert O. Linch	78	Director and Chairman of the Board	1975
William C. Strom, Jr.	58	Director, Executive Vice President of the Bank and Secretary of the Company	2005
Ronald M. Turpin	64	Director	1999
James C. Waggoner	63	Director	1994
Thomas L. Redding	49	Chief Financial Officer	—
Phillip H. Cook	53	Director	2007

[1]	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in June 1982 became directors of the Company when it was incorporated in June 1982.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

General

The following table sets forth, as of December 31, 2007, persons or groups who are known by the Company to own more than five percent (5%) of the Company’s common stock and, as of December 31, 2007, common stock ownership by directors and executive officers of the Company. Other than as noted below, management knows of no other person or group that owns more than five percent (5%) of the outstanding shares of common stock of the Company.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Paul J. Cates, Jr. 863 McGarity Road McDonough, GA 30252	71,730 Shares	(2)

H. K. Elliott, Jr. 2865 Camp Branch Road Buford, Georgia 30519	203,935 Shares	1.43%

G. R. Foster, III 950 Turner Church Road McDonough, GA 30252	24,950 Shares	(2)

David H. Gill 109 Magnolia Place Stockbridge, GA 30281	132,284 Shares	(2)

Edwin C. Kelley, Jr. 1540 Dogwood Drive Greensboro, GA 30642	75,822 Shares	(2)

Mary Lynn E. Lambert 1409 Highway 42 S McDonough, GA 30252	97,235 Shares	(2)

Robert O. Linch 230 Darwish Drive McDonough, GA 30252	900,224 Shares	6.31%

William C. Strom, Jr. 156 Cotton Creek Drive McDonough, GA 30252	26,916 Shares	(2)

Ronald M. Turpin 812 Elliott Road McDonough, GA 30252	64,864 Shares	(2)

James C. Waggoner 268 Butlers Bridge Road McDonough, GA 30252	55,662 Shares	(2)

Thomas L. Redding 315 Landing Point Stockbridge, GA 30281	6,500 Shares	(2)

Phillip H. Cook 5000 Lakeridge Close McDonough, GA 30253	5,851 Shares	(2)

All directors, nominees and officers as a group (12 persons)	1,665,973 Shares	11.69%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.
(2)	Less than 1% of the common stock outstanding.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

During the year ended December 31, 2007, the Board of Directors of the Company held seven meetings and the Board of Directors of The First State Bank held twelve meetings. All of the directors of the Company and The First State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served. All of the Directors, with the exceptions of David H. Gill and William C. Strom, Jr., are independent pursuant to the National Association of Securities Dealers, Inc. ("NASD") rules regarding independence standards.

Audit Committee

Henry County Bancshares, Inc. has an Audit Committee of the Board of Directors (the “Audit Committee”), which is comprised of five independent members, as independence for audit committee members is defined by the rules of NASD. The Audit Committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of Henry County Bancshares, Inc.’s Audit Committee are: Directors Cates, Cook, Foster, Lambert, and Waggoner. Mr. Cook serves as Chairman of the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix C. The Company does have an Audit Committee financial expert serving on its Audit Committee. Mr. Phillip H. Cook, a certified public accountant and retired partner with the accounting firm KPMG LLP, has been determined by the Board to meet the criteria for a financial expert as provided in the SEC’s regulations pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Cook is independent as defined by the rules of NASD.

The Audit Committee met four times in 2007. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

Audit Committee Report

During the fiscal year 2007, Henry County Bancshares, Inc. retained its principal auditor, Mauldin & Jenkins, LLC, to provide audit and non-audit services. The Audit Committee has considered whether provisions of non-audit services by its principal auditor is compatible with maintaining auditor independence.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU ‘ 380), Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountants their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Henry County Bancshares, Inc.’s Annual Report on Form 10-K for the year 2007 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:	Paul J. Cates, Jr.
Phillip H. Cook
G. R. Foster, III
Mary Lynn E. Lambert
James C. Waggoner

Nominating Committee

Each year, the Chairman of the Board of Directors appoints a Nominating Committee to serve a one-year term. In 2007, the Nominating Committee was composed solely of independent Directors pursuant to NASD rules. The members of the Nominating Committee are: Directors Elliott, Turpin, Foster, Kelley and Linch. Director candidates are nominated by the Nominating Committee. The Committee does not currently have a formal written policy or process for identifying and evaluating director nominees. However, all director candidates must satisfy the requirements set forth by the Georgia Department of Banking and Finance and meet the following minimum criteria for a position on the Company’s Board of Directors: independence; highest personal and professional ethics and integrity; willing to devote sufficient time to fulfilling duties as a director; and impact on the diversity of the Board’s overall composition in terms of age, skills, experience in business, government and education. The Committee’s policy for consideration of a nominee recommended by shareholders is as follows: Shareholders who would like for an individual to be considered by the Nominating Committee should submit the proposed name to the committee for its consideration no later than October 1 of the calendar year preceding the next shareholder’s meeting. In order for the committee to consider the prospective nominee, a biographical summary and qualifications and such other information as must be disclosed to meet SEC reporting requirements must be provided. The Nominating Committee would then evaluate the proposed nominee using the criteria outlined above and would consider such a person in comparison to all other candidates. The Nominating Committee is not obligated to nominate any such individual for election. This information may be sent to The First State Bank, P. O. Box 928, 4806 N. Henry Boulevard, Stockbridge, Georgia. The nomination should be sent to the attention of the Chairman of the Board. No such shareholder nominations have been received by the Company for this Annual Meeting.

The Nominating Committee has a written charter, a copy of which is attached as Appendix D. The charter is not available on the Company’s website. The charter was not amended in 2007.

Compensation Committee

Executive compensation is recommended to the full board by the Company's Senior Management Compensation Committee (the "Compensation Committee"), which in 2007 consisted of Mary Lynn E. Lambert, Chairperson, G. R. Foster, III, H. K. Elliott, Jr., Edwin C. Kelley, Jr., Phillip H. Cook and Robert O. Linch. The Compensation Committee met several times in 2007. The Committee is compromised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to NASD rules.

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and other equity based compensation. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company's executive officers to the interest of its shareholders, to encourage support of the Company's long-term goals, to align the executive compensation to the Company's performance, to attract and retain talented leadership and to encourage significant ownership of the Company's common stock by executive officers.

The Compensation Committee meets in the fall of each fiscal year to establish performance goals for the Company, including profit growth, loan and deposit growth, and loan-to-deposit ratio growth. The performance of the Bank as measured by those goals in the ensuing year is a factor given considerable weight by the Compensation Committee in recommending compensation of executive officers for the following fiscal year, including salary and bonuses.

No executive officers nor consultants played any role in determining or recommending the amount or form of executive or director compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors and to entities with which they are affiliated. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. As of December 31, 2007 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $172,435. Also, in construction of the Highway 155 branch, renovation of the main office during 2002 and 2003, and construction of the Highway 81 Bethany Road branch in 2006, Ray Lambert, the spouse of Director Mary Lynn E. Lambert, was hired and paid as a subcontractor by the general contractor hired by the Company. In addition, in 2003 the Bank sold a parcel of excess land adjacent to the Bank’s Highway 155 branch to Director James C. Waggoner at the appraised fair market value on substantially the same terms as with comparable transactions with the Bank’s other customers. Lastly, Director Edwin C. Kelley, Jr. acted as the Company’s real estate broker in a transaction that took place in August of 2007. The Company’s wholly owned subsidiary, The First State Bank purchased two lots in Jackson, Georgia for future branch expansion. The total dollar amount of the transaction was $465,000. Mr. Kelley was paid a commission by the seller in the amount of $8,500. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.

Legal Proceedings

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto or written representations of certain reporting persons furnished to the Company under Rule 16a-3(d) during 2007, no person who, at any time during 2007, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2007 fiscal year or previously.

Independent Public Accountant

The Company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2007. The Company does not expect a representative from this firm to attend the annual meeting.

During fiscal years 2006 and 2007, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

	2006	2007
Audit Fees (1)	$112,629	$126,742
Audit Related Fees (2)	13,429	14,500
Tax Fees (3)	7,500	8,250
All Other Fees	—	—

Total	$133,558	$149,492

(1)	Audit fees consist of fees for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly report.
(2)	Audit related fees consist of fees for the audit of the Company’s employee benefit plan. For 2006, the fees also included consultations with audit committee and compensation committee regarding accounting standards.
(3)	Tax fees consist of fees for the preparation of federal and state income tax returns.

All non-audit services are pre-approved by the Audit Committee. None of the tax or expenses paid in connection with the principal accountant’s engagement for audited financial statements were attributable to work performed by persons other than the principal accountant’s employees.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period. There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accounting or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

Shareholder Communications to the Board of Directors

Our Board of Directors has a long standing policy of providing a process for shareholders to send communications directly to the Board of Directors. Shareholders are informed if they want to send a communication to the Board or a particular director, they may either send it to David Gill’s attention or to the attention of the Chairman of the Board, and a mailbox is provided for the Chairman to receive sealed communications.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend and the full board was in attendance at last year’s annual meeting.

Shareholder Proposals for the 2009 Annual Meeting of Shareholders

In order for shareholder proposals to be eligible for consideration by the Company for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting for the fiscal year 2008 (the 2009 Annual Meeting), they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 17, 2008. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the Company’s proxy materials. Any shareholder who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company no later than March 7, 2009. If notice is not provided by that date, the persons named in the Company’s proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2009 Annual Meeting.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: DAVID H. GILL, HENRY COUNTY BANCSHARES, INC., P. O. BOX 928, STOCKBRIDGE, GEORGIA 30281.

March 17, 2008

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The First State Bank and our mortgage subsidiary, First Metro Mortgage Co. at December 31, 2007 and 2006 and the results of operations for the three years in the period ended December 31, 2007. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

A Warning About Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and reports to stockholders. Statements made by us, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America as defined by the Public Company Accounting Oversight Board and conform to general practices within the banking industry. Our significant accounting policies are described in the notes to the consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

We believe the following are critical accounting policies that require the most significant estimates and assumptions that are particularly susceptible to a significant change in the preparation of our financial statements.

Allowance for loan losses

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the fair market value or the estimated net realizable value of underlying collateral on impaired loans, estimated losses on non-impaired loans based on historical loss experience, management’s evaluation of the current loan portfolio, and consideration of current economic trends and conditions. Loan losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance for loan losses consists of specific, general and unallocated components. The components of the allowance for loan losses represent an estimate pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, or SFAS 114, Accounting by Creditors for Impairment of a Loan. The allocated component of the allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual problem or potential problem loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of loan relationships typically in excess of $500,000 but may include a review of other loan relationships on which full collection may not be reasonably assumed. These analyses involve judgment in estimating the amount of loss associated with the specific loans, including estimating the underlying collateral values. The historical loss experience is determined using the average of actual losses incurred over the prior five years for each type of loan. The historical loss experience is adjusted for known changes in economic conditions as well as other qualitative factors. The resulting loss allocation factors are applied to the balance of each type of loan after removing the balance of impaired loans from each category. The unallocated component reflects management’s estimate of potential inherent but undetected losses within the portfolio due to uncertainties in economic conditions as well as a component that accounts for the inherent imprecision in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. At December 31, 2007 and 2006, the unallocated component of the allowance is not significant.

Although management believes its processes for determining the allowance adequately consider all the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. In addition there could be potential problem loans in the portfolio that have not been identified as problems because they continue to perform as set forth in the loan agreements. Continued weaknesses in our market area could cause currently performing credits to deteriorate. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

Additional information on the Company’s loan portfolio and allowance for loan losses can be found in the sections of Management’s Discussion and Analysis titled “Risk Elements” and “Allowance for Loan Losses” and in Note 1 to the Consolidated Financial Statements.

Overview

During the second half of 2007, we experienced a significant downturn in our local real estate market, as well as the overall metro Atlanta real estate market. As a result, our operating results were below those of 2006 and we anticipate that 2008 will also be a challenging year for earnings as we continue to see decreased construction and development loan activity. Due to slowing of construction loan activity during the second half of 2007, our loan portfolio experienced modest growth of $7.7 million for the year, while our deposit growth exceeded $30 million during 2007. We continued to remain the market leader as measured by deposits in Henry County, representing 28% market share as of June 30, 2007. We reported net income of $8,708,726 in 2007 as compared to $12,409,292 in 2006 and $10,275,922 in 2005. As a result of an increase in our average cost of funds, coupled with a 100 basis point drop in the Prime lending rate during the latter part of 2007, our net interest margins decreased to 3.64% for 2007, compared to 4.31% for 2006. Our net interest margin was also affected by a sharp increase in non-earning assets during the third and fourth quarters of 2007. Our allowance for loan and lease losses are well in excess of what our historical loss performance would indicate, but our ongoing analysis of the Bank’s loans, considering the current economic environment and the level of impaired loans, has resulted in an increased allowance for loan losses.

After a consistent pattern of growth in the company’s primary trade area over the last few years, we anticipate a significant slowdown of housing sales, along with a corresponding negative impact on related economic sectors. Indications of this slowdown are apparent in the declining housing sales, as well as the significant drop in housing permits issued by local governments. Credit quality has become a major concern, with the bank experiencing a significant increase in problem assets. As the housing market has slowed significantly in our trade area, we anticipate that the Company will experience far less overall loan growth than in past years. As we are not expanding our physical franchise this year, and we do not need significant funding for loan growth, we anticipate modest deposit growth for 2008. Flat or possibly negative growth, coupled with compressed interest rate margins will drive earnings for 2008.

Financial Condition at December 31, 2007 and 2006

The following is a summary of our balance sheets for the periods indicated:

	December 31,
	2007	2006
	(Dollars in Thousands)
Cash and due from banks	$16,826	$18,585
Interest-bearing deposits in banks	2,732	295
Federal funds sold	9,500	5,500
Securities	93,781	91,077
Loans held for sale	950	666
Loans, net	561,730	556,416
Premises and equipment	10,341	9,936
Other assets	23,136	11,835

	$718,996	$694,310

Total deposits	$625,851	$594,873
Other borrowings	13,424	24,222
Other liabilities	4,187	4,017
Stockholders’ equity	75,534	71,198

	$718,996	$694,310

As of December 31, 2007, we had total assets of $719 million, an increase of 3.56% over December 31, 2006. Total interest-earning assets were $676 million at December 31, 2007 as compared to $659 million at December 31, 2006 or 94% and 95% of total assets, respectively. Our primary interest-earning assets at December 31, 2007 were loans, which made up 84% of total interest-earning assets as compared to 83% at December 31, 2006. Increases of $30.9 million in deposits offset by net decreases in other borrowings of $10.8 million and increases of $4.3 million in shareholders’ equity were primarily used to fund loan growth of $5.3 million, net of an increase in the reserve for loan losses of $2.4 million. Other assets increased $11.3 million primarily as a result of the transfer of foreclosed real estate loans to other real estate owned in the amount of $9.9 million. Deposit growth also funded an increase in our investment securities portfolio and federal funds sold of $2.7 million and $4.0 million, respectively. Our total equity increased by $4.3 million year-to-date as net income of $8.7 million, coupled with an increase in other comprehensive income related to our securities available for sale of $595,032, as well as sales of previously held treasury stock in the amount of $131,347 was offset by dividends paid of $4.0 million, as well as the purchase of treasury stock in the amount of $1.1 million.

The funding component of this change was accomplished through the continued emphasis on raising core deposits, while lessening our use of alternative funding sources such as brokered certificates of deposit and Federal Home Loan Bank advances. The Company is favorably positioned for moderate increases in interest rates and will continue to accept opportunity cost in the short term to preserve earnings stability for the long term.

The securities portfolio provides the Company with a source of liquidity and a relatively stable source of income. The Company’s investment policy focuses on the use of the securities portfolio to manage the interest rate risk created by the inherent mismatch of the loan and deposit portfolios. The Company’s asset/liability management committee meets quarterly to review economic trends and makes recommendations as to the structure of the securities portfolio based upon this review and the Company’s projected funding needs.

Our securities portfolio, consisting of U.S. Government and Agency, mortgage-backed, municipal and equity securities amounted to $93.7 million at December 31, 2007. Unrealized gains on securities available-for-sale were $660,202 at December 31, 2007 as compared to unrealized losses of $241,363 at December 31, 2006. Unrealized losses on securities held-to-maturity were $21,289 at December 31, 2007 as compared to unrealized losses of $65,176 at December 31, 2006. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Since lending activities generate the primary source of revenue, the Company’s main objective is to adhere to sound lending practices. The Board of Directors has delegated loan policy decisions and loan approval authority to the Executive Committee of the Board of Directors. The Executive Committee is composed of five outside directors and the Chief Executive Officer. The Executive Committee establishes lending policies that include underwriting guidelines on the various types of loans made as well as guidance on loan terms. The Company employs a loan approval process in which individual loan officers are provided with independent approval authority based upon their experience and training. When prospective loans are analyzed, both interest rate and credit quality objectives are considered in determining whether to make a given loan. Parameters are set on the amount of credit that can be extended to one borrower. The largest amount that can generally be extended to any one borrower without obtaining approval from the Executive Committee of the Board of Directors is $150,000. The Executive Committee is authorized to extend credit to one borrower on an unsecured basis of up to 15% of statutory capital or approximately $7.2 million and on a secured basis of up to 25% of statutory capital or approximately $12 million.

The Bank offers a variety of loans to retail customers in the communities we serve.

Consumer Loans:

Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate but less risky than commercial loans. Risk of default is generally determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer type loans is generally managed through policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

Various types of consumer loans include the following:

•	Home equity loans - open and closed end

•	Vehicle financing

•	Loans secured by deposits

•	Secured and unsecured personal loans

The various types of consumer loans all carry varying degrees of risk for the Bank. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. The Bank also requires the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. The Bank also has a blanket policy that covers the Bank in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with guidelines for debt to income ratio limitations and conservative collateral valuations. Unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, the Bank is completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management occurs at the underwriting stage with guidelines for debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Commercial and Industrial Loans

The Bank makes loans to small and medium sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type loan may be subject to many different types of risk, which will differ depending on the particular industry the borrower is involved with. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis, when warranted. Individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a Loan Committee or Board of Directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to the Bank for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

This type loan is almost always collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectibility in a default situation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on the Bank’s ability to monitor its ongoing health and value.

Commercial Real Estate:

The Bank grants loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate, we make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will generally lend up to a maximum 75% loan to value ratio and require a minimum debt coverage ratio of 1.25% or other compensating factors.

Commercial real estate offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited by a third party auditor. This type loan generally has a shorter maturity than other loan types giving the Bank an opportunity to reprice, restructure or decline to renew the credit. As with other loans, commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the Board of Directors.

Construction and Development Loans:

The Bank makes residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. This type loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type loan has typically had a greater degree of risk than other loan types. To mitigate that risk, the Board of Directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. To further mitigate risk, this type loan is accorded a larger percentage loan loss allowance than other loan types. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

Loan Participations:

The Bank sells loan participations in the ordinary course of business when an originated loan exceeds its legal lending limit as defined by state banking laws. These loan participations are sold to other financial institutions without recourse. (As of December 31, 2007 the Bank had $4.07 million in loan participations sold).

The Bank will also purchase loan participations from time to time from other banks in the ordinary course of business usually without recourse. Purchased loan participations are underwritten in accordance with the Bank’s loan policy and represent a source of loan growth to the Bank. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that the Bank often relies on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, the Bank may experience a loss on these participations. Otherwise, the Bank believes that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, the Bank usually has no recourse against the selling bank but will take other commercially reasonable steps to minimize its loss. (As of December 31, 2007, the Bank had purchased 41 loan participations. The total principal amount of these participations comprised approximately 5.58% of our total portfolio on December 31, 2007).

Through the Company’s mortgage subsidiary, First Metro Mortgage Co., first mortgage loans are originated for immediate sale to investors. The loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

All loans originated by First Metro Mortgage Co. are classified as loans held for sale on the balance sheet because of the intention to immediately sell these loans. The balance of the loans held for sale represents individual mortgage loans that have been funded for which proceeds from, the investor have not yet been received. Loans held for sale are carried at the lower of aggregate cost or fair value. However, because the proceeds from the investors for the sale of these loans are usually received within fourteen days, the aggregate cost and fair value of these loans are the same.

For the year ended December 31, 2007, First Metro Mortgage Co. originated 130 loans totaling $21.7 million. These mortgage banking activities are performed exclusively by First Metro Mortgage Co. No similar activities are conducted at the Bank level. All loans originated by the Bank are classified as held for investment.

We have 94% of our loan portfolio collateralized by real estate located in our primary market area of Henry County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family and multifamily residential properties (8%), construction loans to build one to four-family and multifamily residential properties (60%), and nonresidential properties consisting primarily of small business commercial properties (32%).

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a monthly basis by management and periodically by State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 15% at December 31, 2007 was considered satisfactory.

At December 31, 2007, we had loan commitments outstanding of $75 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. We had arrangements with two commercial banks for additional short-term advances of $31.6 million, of which none had been drawn upon as of December 31, 2007. We also have the ability to borrow up to $112 million, subject to available collateral, from the Federal Home Loan Bank.

At December 31, 2007, our capital ratios were considered adequate based on regulatory minimum capital requirements. Stockholders’ equity increased in 2007 by $4.3 million as net income of $8.7 million coupled with an increase in other comprehensive income related to our securities available-for-sale of $595,032, as well as sales of previously held treasury stock in the amount of $131,347 was offset by dividends paid of $4.0 million, as well as the purchase of treasury stock in the amount of $1.1 million. For regulatory purposes, the net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to us will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank’s regulatory agency. At December 31, 2007, the Bank could pay dividends of $4.4 million without regulatory approval.

The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for Henry County Bancshares, Inc. and the Bank as of December 31, 2007 are as follows:

	Actual
	Consolidated	Bank	Regulatory Requirements
Leverage capital ratio	9.89%	9.85%	5.00%
Risk-based capital ratios:
Core capital	12.13	12.08	6.00
Total capital	13.37	13.32	10.00

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements to be considered well-capitalized. Anticipated future earnings will assist in keeping these ratios at satisfactory levels above the regulatory minimum requirement to be considered well-capitalized.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank’s interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

We do not engage in any transactions or have relationships or other arrangements with an unconsolidated entity. These include special purpose and similar entities or other off-balance sheet arrangements. We also do not trade in energy, weather or other commodity based contracts.

Results of Operations For The Years Ended December 31, 2007, 2006 and 2005

The following is a summary of our operations for the years indicated.

	Years Ended December 31,
	2007	2006	2005
	(Dollars in Thousands)
Interest income	$51,547	$48,311	$36,602
Interest expense	26,306	20,498	13,859

Net interest income	25,241	27,813	22,743
Provision for loan losses	2,959	477	546
Other income	3,025	3,296	3,983
Other expenses	11,763	10,614	10,239

Pretax income	13,544	20,018	15,941
Income taxes	4,835	7,609	5,665

Net income	$8,709	$12,409	$10,276

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets decreased to 3.64% in 2007 from 4.31% in 2006. The average yield on interest-earning assets decreased to 7.42% in 2007 from 7.50 % in 2006. The average yield on interest-bearing liabilities increased to 4.59% in 2007 from 3.95 % in 2006. As a result of a 100 basis point decrease in the Prime lending rate during the third quarter of 2007, coupled with an increase in our cost of funds during 2007, our net interest margin decreased during 2007.

The net yield on average interest-earning assets increased to 4.31% in 2006 from 3.90% in 2005. The average yield on interest-earning assets increased to 7.50% in 2006 from 6.27% in 2005. The average yield on interest-bearing liabilities increased to 3.95% in 2006 from 3.05% in 2005.

Net interest income decreased by $2.5 million in 2007 as compared to an increase of $5.1 million in 2006 and an increase of $4.1 million in 2005 compared to 2004. The decrease in 2007 was attributed to an overall increase in our cost of funds primarily in the first nine months of 2007, coupled with a decrease in average rates earned on our interest earning assets during the fourth quarter of 2007, and to a lesser extent the increase in loans placed on nonaccrual during the third and fourth quarters of 2007.

Provision for Loan Losses

The provision for loan losses increased by $2,482,394 to $2,959,254 in 2007 and decreased by $69,290 to $476,860 in 2006. The amounts provided are due primarily to our assessment of the inherent risk in the loan portfolio. Please see the section titled “Allowance for Loan Losses” for a more detailed explanation of our assessment criteria as it relates to providing for loan losses. We believe that the $7.6 million in the allowance for loan losses at December 31, 2007, or 1.34% of total net outstanding loans and the $5.2 million in the allowance for loan losses at December 31, 2006, or .93% of total net outstanding loans, are adequate at their respective dates to absorb known risks in the portfolio based upon our historical experience. Our net charge-offs were minimal in 2007, 2006 and 2005 as the ratio of charged-off loans to average loans outstanding was .09%, .04% and .01%, respectively. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

Other Income

Other income consists of service charges on deposit accounts, other service charges and fees and mortgage banking income. Other income was $3.0 million in 2007 as compared to $3.3 million in 2006. The decrease is due primarily to decreased service charges on demand deposit accounts of $138,000, as well as decreases in mortgage banking income of $103,000, and to a lesser extent, other service charges and fees of $29,000. Decreases in service charges on demand deposit accounts are attributed to decreases in overdraft fees of $64,000 and decreases in fees charged on service charge demand deposit and club accounts of $92,000, offset by an increase in internet banking fees of $21,000. The decrease in mortgage banking income is attributed to a lesser volume of mortgage originations during 2007 compared to 2006.

Other income was $3.3 million in 2006 as compared to $4.0 million in 2005. The decrease is due primarily to decreased service charges on deposit accounts of $416,000, as well as decreases in mortgage banking income of $348,000. Decreases in service charges on deposit accounts are attributed to decreases in overdraft fees of $157,000 and decreases in fees charged on service charge demand deposit and club accounts of $137,000 and $113,000, respectively. The decrease in mortgage banking income is attributed to a lesser volume of mortgage originations as well as fewer re-financings during 2006 compared to 2005.

Other Expenses

Other expenses were $11.8 million in 2007 as compared to $10.6 million in 2006, an increase of $1,148,804. Gross salaries and employee benefits increased by $712,344, primarily as a result of normal salary, incentive and benefits increases of $363,962, coupled with decreases in capitalized loan fees in the amount of $348,382. The number of full time equivalent employees was 151 at December 31, 2007 as compared to 144 at December 31, 2006. Our equipment and occupancy expenses increased by $187,456 in 2007 as compared to 2006, primarily as a result of increased building and fixture depreciation expenses of $65,002 and other occupancy expenses attributed to the opening of our Bethany Road branch in March of 2007. Other operating expenses increased by $249,004 as result of increases in stationery and supplies of $34,240, internet expenses of $31,854, ATM expenses of $48,737 and increased expenses attributed to other real estate owned of $140,969.

The increase in other expenses to $10.6 million in 2006 from $10.2 million in 2005 was due to increased salary and employee benefits of $308,261, primarily as a result of normal salary and incentive increases of $284,000. Equipment and occupancy expenses increased by $49,612, as a result of increased depreciation expense on computer equipment. Other operating expenses increased by only $16,715 as there was no significant increase in individual other operating expense accounts.

Income Tax

Income tax expense was $4.8 million in 2007 as compared to $7.6 million in 2006. The decrease is primarily due to lower pretax income. Income tax expense as a percentage of pretax income was 36% for December 31, 2007 and 38% for December 31, 2006.

The increase in income tax expense to $7.6 million in 2006 from $5.6 million in 2005 was due to higher pretax income. Income tax as a percentage of pretax income was 38% in 2006 and 36% in 2005.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the securities portfolio; the loan portfolio including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

Table 1—	Distribution of Assets, Liabilities and Stockholders’ Equity
Interest Rates and Interest Differentials

	Years Ended December 31,
	2007			2006			2005
	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates
	(Dollars in Thousands)
Taxable securities	$99,206	$5,255	5.30%	$71,923	$3,077	4.28%	$52,793	$1,639	3.10%
Nontaxable securities (4)	10,038	378	3.77%	8,666	332	3.83%	5,677	226	3.98%
Federal funds sold	21,641	1,082	5.00%	15,492	780	5.03%	13,895	495	3.56%
Interest-bearing deposits in banks	1,472	74	5.03%	227	14	6.17%	521	15	2.88%
Loans (2) (3)	562,478	44,758	7.96%	548,046	44,109	8.05%	510,733	34,226	6.70%

Total interest-earning assets	694,835	51,547	7.42%	644,354	48,312	7.50%	583,619	36,601	6.27%

Unrealized (losses) on securities	(139)			(607)			(426)
Allowance for loan losses	(5,424)			(5,194)			(4,782)
Cash and due from banks	15,669			17,462			19,822
Other assets	26,533			20,054			17,934

Total	$731,474			$676,069			$616,167

Interest-bearing demand & savings	$154,108	4,262	2.77%	$163,912	4,328	2.64%	$153,669	3,204	2.09%
Time deposits	400,165	21,073	5.27%	332,730	15,029	4.52%	278,152	9,609	3.45%
Borrowings	19,012	971	5.11%	22,379	1,141	5.10%	22,759	1,046	4.60%

Total interest-bearing liabilities	573,285	26,306	4.59%	519,021	20,498	3.95%	454,580	13,859	3.05%

Noninterest-bearing demand	76,857			83,922			97,100
Other liabilities	5,798			5,088			4,484
Stockholders’ equity	75,534			68,038			60,003

Total	$731,474			$676,069			$616,167

Net interest income		$25,241			$27,814			$22,742

Net interest spread			2.83%			3.54%			3.22%
Net yield on average interest-earning assets			3.64%			4.31%			3.90%

(1)	Average balances were determined using the daily average balances.
(2)	Average balances of loans include nonaccrual loans.
(3)	Interest and fees on loans include $208,000, $220,000, and $223,000 of loan fee income for the years ended December 31, 2007, 2006, and 2005, respectively.
(4)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Table 2—Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,
	2007 to 2006			2006 to 2005
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in Thousands)
Income from interest-earning assets:
Interest and fees on loans	$1,153	$(474)	$649	$2,634	$7,249	$9,883
Interest on taxable securities	1,338	840	2,178	704	734	1,438
Interest on nontaxable securities	52	(6)	46	115	(9)	106
Interest on federal funds sold	307	(5)	302	62	223	285
Interest on interest-bearing deposits in banks	64	(4)	60	(11)	10	(1)

Total interest income	2,914	351	3,265	3,504	8,207	11,711

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits and savings deposits	(265)	199	(66)	228	896	1,124
Interest on time deposits	3,324	2,720	6,044	2,111	3,309	5,420
Interest on borrowings	(172)	2	(170)	(17)	112	95

Total interest expense	2,887	2,921	5,808	2,322	4,317	6,639

Net interest income	$27	$(2,570)	$(2,573)	$1,182	$3,890	$5,072

Asset/Liability Management

Our asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to the Board of Directors on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2007 our cumulative one year interest rate sensitivity gap ratio was 96%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate slightly less than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2007, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits in banks	$2,732	$—	$—	$—	$2,732
Federal funds sold	9,500	—	—	—	9,500
Securities	1,255	5,373	46,185	38,409	91,222
Loans	423,105	39,872	103,980	3,381	570,338

Total interest-earning assets	436,592	45,245	150,165	41,790	673,792

Interest-bearing liabilities:
Interest-bearing demand and savings	$148,156	$—	$—	$—	$148,156
Time deposits	63,125	282,741	60,441	—	406,307
Repurchase agreements	5,000	—	—	—	5,000
Other borrowings	5,353	—	3,071	—	8,424

Total interest-bearing liabilities	$221,634	$282,741	$63,512	$—	$567,887

Interest rate sensitivity gap	$214,958	$(237,496)	$86,653	$41,790	$105,905

Cumulative interest rate sensitivity gap	$214,958	$(22,538)	$64,115	$105,905

Interest rate sensitivity gap ratio	1.97	.16	2.36	0.00

Cumulative interest rate sensitivity gap ratio	1.97	.96	1.11	1.19

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 70% of the loan portfolio is comprised of loans that have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2007	2006	2005
	(Dollars in Thousands)
U.S. Treasury securities	$—	$—	$996
Government-sponsored agencies	58,414	71,262	59,196
Mortgage-backed securities	24,723	7,947	4,886
Municipal securities	8,745	9,498	5,567

	91,882	88,707	70,645
Equity securities	1,898	2,370	2,057

	$93,780	$91,077	$72,702

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2007 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

	One year or less		After one through five years		After five through ten years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Government-sponsored agencies	$6,045	4.97%	$38,801	5.16%	$13,568	5.45%
Mortgage-backed securities	151	3.79	147	4.88	5,157	5.45
Municipal securities	454	3.95	7,468	3.68	288	5.20

	$6,650	4.88	$46,416	4.93	$19,013	5.44

	After ten years		Total
	Amount	Yield (1)	Amount	Yield (1)
Government-sponsored agencies	$—	—%	$58,414	5.21%
Mortgage-backed securities	19,268	5.35	24,723	5.36
Municipal securities	535	5.41	8,745	3.85

	$19,803	5.35	$91,882	5.12

(1)	The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.
(2)	The weighted average yields for municipal securities are not stated on a tax-equivalent basis.

LOAN PORTFOLIO

Types of Loans

Loans by type of collateral are presented below:

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Commercial	$23,752	$32,765	$36,349	$47,246	$55,075
Real estate—construction	325,151	309,565	260,912	223,907	156,821
Real estate—mortgage	212,786	210,368	210,366	203,598	191,944
Consumer installment and other	7,698	8,948	10,487	11,972	14,797

	569,387	561,646	518,114	486,723	418,637
Less allowance for loan losses	(7,657)	(5,230)	(4,972)	(4,489)	(4,178)

Net loans	$561,730	$556,416	$513,142	$482,234	$414,459

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2007 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

(Dollars in Thousands)
Commercial
One year or less	$2,311
After one through five years	19,968
After five years	1,473

23,752

Construction
One year or less	73,373
After one through five years	251,778
After five years	0

325,151

Other
One year or less	13,178
After one through five years	172,651
After five years	34,655

220,484

$569,387

The following table summarizes loans at December 31, 2007 with the due dates after one year for predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
Predetermined interest rates	$151,343
Floating or adjustable interest rates	329,182

$480,525

Risk Elements

The following table presents the aggregate of nonperforming assets for the categories indicated.

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$32,744	$416	$782	$498	$346
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	4,714	1,001	4,173	3,251	1,654
Restructured loans	—	—	—	—	—

Total nonperforming loans	$37,458	$1,417	$4,955	$3,749	$2,000
Other real estate	10,394	1,411	194	5	8

Total non performing assets	$47,852	$2,828	$5,149	$3,754	$2,008

The reduction in interest income associated with nonaccrual loans during 2007 is as follows:

(Dollars in Thousands)
Interest income that would have been recorded on nonaccrual loans under original terms	$1,947

Interest income that was recorded on nonaccrual loans	$25

Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; or (2) the principal or interest is more than ninety days past due, unless the loan is both well secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgement, the collection of interest and principal becomes probable.

Nonperforming assets at December 31, 2007 amounted to approximately $47.8 million, or 8.25% of total loans and other real estate. This compares to approximately $2.8 million, or .50% of total loans and other real estate at December 31, 2006 and $5.1 million, or .99% of total loans and other real estate at December 31, 2005.

The increase in nonperforming assets is primarily attributed to increases in nonaccrual loans and other real estate. The majority of nonaccrual loans are represented by approximately eighteen separate loan relationships involving construction loans and residential development loans located in our local trade area and these loans comprise over 98% of the $32.7 million in loans placed on nonaccrual during the third and fourth quarters of 2007. Of these relationships, eleven are comprised of $13.0 million in loans secured by detached homes in various stages of completion, two relationships are comprised of $3.0 million in loans secured by various residential building lots, and two relationships are comprised of $4.5 million in development loans comprising whole residential lot subdivisions that have been completed. We also had several relationships in our nonperforming asset totals comprising residential development loans in which the development had not been completed as of December 31, 2007.

The Company has performed an extensive analysis of these loans and the underlying collateral values and has made additional provisions to the allowance for loan losses totaling $2.8 million during the third and fourth quarters of 2007. In addition, subsequent to the end of the year, the Bank was notified of the bankruptcy filing of a borrower with a significant relationship. The company has incorporated this relationship into the year-end non-performing assets and believes that it has appropriate reserves to protect against future additional loss. The change in status of all of these loans placed on nonaccrual is primarily related to the borrowers’ illiquidity, as well as increased levels of lot and completed home inventories in our market as discussed below.

The increase in other real estate is primarily attributed to the foreclosure of a development loan during the third quarter of 2007 in the amount of $7.7 million, comprising 145 developed lots and 88 undeveloped lots. The Company has entered into sales discussions with several potential purchasers of this property and is hopeful that it can realize full value of the property. There is not a sale pending on this property at the time of this writing.

The Company’s primary trade area is Henry County, Georgia and those portions of adjoining counties that are natural extensions of Henry County communities. Henry County has been a rapidly growing county, consistently in the top 10 counties in the nation for growth. Consistent with the Atlanta metropolitan area, the growth of the community was the basis for a significant portion of the Company’s loan portfolio. While home sales began slowing in early 2007, the sales activity dramatically slowed in the third and fourth quarters. While the subsidiary bank did not engage in sub-prime mortgage lending, either as a direct investor or as a holder of securities, it has not been immune to its impact. A number of the Bank’s loan customers are involved in the development of residential housing lots or the construction for resale of residential housing units. The absorption rate of houses and lots supported a significant buildup of inventory of houses for sale as well as a constant supply of lots for future home construction. The significant downturn in home sales, in large part due to the loss of many financing opportunities for purchasers, has exacerbated the cash flow problems of individual borrowers. Experienced developers and builders found themselves with inventories of homes and lots being exposed to a market that was no longer able to absorb these properties in a time frame consistent with the production of inventory. Those properties generally require sales concessions or buyer incentives in order to sell. The sudden change in absorption patterns has left many borrowers with standing inventories that require significant levels of cash requirements to support the carrying cost of servicing their debt. Unfortunately this comes at a time when many of their assets are held in relatively illiquid form. As a result of this, the Company has seen a sudden spike of loans upon which the borrower does not have the current ability to meet the obligations of the loan upon the pre-established terms.

The Company is concerned with the significant increase in nonperforming assets at December 31, 2007, although we are of the opinion that our long term relationships with these customers, familiarity with our local real estate markets and adequate collateral positions in these loans will help minimize any losses that may arise as we continue to work with these relationships going forward. The Company recognizes the possibility there may remain loans in the portfolio that have not been identified as problems due solely to the fact that they have not yet reached an interest payment date or maturity, upon which failure to perform would constitute a default.

We believe that the performance problems existing in our real estate portfolio are a direct result of softening real estate activity and not indicative of a weakness in previous or current underwriting standards regarding real estate lending.

The Company is actively working with non-performing borrowers to develop plans for repayment and a program to liquidate the underlying properties through sales. Alternatively the Company will provide opportunities to restructure the debt if it can be done in a sound manner that will provide the borrower appropriate time to weather this period while protecting the Bank against further loss or deterioration of collateral values.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands)
Average amount of loans outstanding	$562,478	$548,046	$510,733	$455,993	$378,992

Balance of allowance for loan losses at beginning of year	$5,230	$4,972	$4,489	$4,178	$3,827

Loans charged off:
Real estate	(466)	(5)	(21)	(17)	(25)
Commercial	(33)	(148)	(12)	(45)	(15)
Consumer installment	(51)	(88)	(53)	(91)	(122)

	(550)	(241)	(86)	(153)	(162)

Recoveries of loans previously charged off:
Real estate	1	—	9	6	1
Commercial	1	—	1	—	—
Consumer installment	16	22	13	15	40

	18	22	23	21	41

Net loans charged off during the year	(532)	(219)	(63)	(132)	(121)

Additions to allowance charged to expense during year	2,959	477	546	443	472

Balance of allowance for loan losses at end of year	$7,657	$5,230	$4,972	$4,489	$4,178

Ratio of net loans charged off during the year to average loans outstanding	0.09%	0.04%	0.01%	0.03%	0.03%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by us to adequately cover all known and inherent risks in the loan portfolio. Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. In assessing the adequacy, management relies predominately on its ongoing review of the loan portfolio. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of regulatory agencies that review the loan portfolio as part of the regular bank examination process, as well as reviews conducted by our outside loan review firm. In evaluating the allowance, management also considers our loan loss experience, deterioration in asset values, general and local economic conditions, concentrations of credit, slowing housing sales and other appropriate information. Certain nonperforming loans are individually assessed for impairment under Statement of Financial Accounting Standards (“SFAS”) No. 114 and assigned specific allocations.

Other identified high-risk loans or credit relationships are also individually assessed and assigned specific allocations.

As of the indicated dates, we have made allocations of our allowance for loan losses to specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31,
	2007		2006		2005		2004		2003
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Commercial	$637	8.32%	$499	5.83%	$554	7.01%	$647	9.71%	$813	13.15%
Real estate-construction	5,625	73.46	2,911	55.12	2,066	50.35	1,698	46.00	1,015	37.46
Real estate-mortgage	1,310	17.11	1,570	37.45	1,827	40.60	1,526	41.83	1,625	45.85
Consumer installment and other	85	1.11	250	1.60	525	2.04	618	2.46	725	3.54

Total allowance	7,657	100.00%	5,230	100.00%	$4,972	100.00%	$4,489	100.00%	$4,178	100.00%

DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. (1)

	Year Ended December 31,
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$76,857	—%	$83,922	—%	$97,100	—%
Interest-bearing demand and savings deposits	154,108	2.77	163,912	2.64	153,669	2.09
Time deposits	400,165	5.27	332,730	4.52	278,152	3.45

Total deposits	$631,130		$580,564		$528,921

(1)	Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2007 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
Three months or less	$26,066
Over three through six months	46,388
Over six through twelve months	69,581
Over twelve months	28,486

Total	$170,521

RETURN ON EQUITY AND ASSETS

The following rate of return information for the periods indicated is presented below.

	Years Ended December 31,
	2007	2006	2005
Return on assets (1)	1.19%	1.84%	1.67%
Return on equity (2)	11.53	18.24	17.13
Dividend payout ratio (3)	45.90	35.63	34.03
Equity to assets ratio (4)	10.33	10.06	9.74

(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Dividends declared per share divided by earnings per share.
(4)	Average equity divided by average total assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed only to U.S. dollar interest rate changes and accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of the investment portfolio as held for trading. We do not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage-backed securities that are commonly pass through securities. Finally, we have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks. Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as “interest rate risk.” The repricing of interest earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of our asset/liability management program, the timing of repriced assets and liabilities is referred to as Gap management. It is our policy to maintain a Gap ratio in the one-year time horizon of .80 to 1.20.

GAP management alone is not enough to properly manage interest rate sensitivity, because interest rates do not respond at the same speed or at the same level to market rate changes. For example, savings and money market rates are more stable than loans tied to a “Prime” rate and thus respond with less volatility to a market rate change.

We use a third party simulation model to monitor changes in net interest income due to changes in market rates. The model of rising, falling and stable interest rate scenarios allow management to monitor and adjust interest rate sensitivity to minimize the impact of market rate swings. The analysis of impact on net interest margins as well as market value of equity over a twelve-month period is subjected to a 200 basis point increase and decrease in rate. The 4th quarter model reflects an increase of 31% in net interest income and a 16% increase in economic value of equity for a 200 basis point increase in rates. The same model shows a 2% decrease in net interest income and a 17% decrease in economic value of equity for a 200 basis point decrease in rates. Our investment committee monitors changes on a quarterly basis, measures the changing values based on the model’s performance and determines an appropriate interest rate policy for management to follow in order to minimize the impact on earnings and market value of equity in the projected rate environment.

APPENDIX B

SELECTED FINANCIAL DATA

The following table presents selected historical consolidated financial information for us and our subsidiaries and is derived from the consolidated financial statements and related notes included in this annual report. This information is only a summary and should be read in conjunction with our historical financial statements and related notes. All amounts are in thousands, except per share data.

	As of and For the Year Ended December 31,
	2007	2006	2005	2004	2003
Total Loans	$569,388	$561,646	$518,114	$486,723	$418,637
Total Deposits	625,851	594,873	545,247	470,313	427,033
Total Borrowings	13,424	24,222	19,988	42,058	34,835
Total Assets	718,996	694,311	631,033	570,528	515,137

Interest Income	51,547	48,311	36,602	28,685	25,748
Interest Expense	26,306	20,498	13,859	10,022	9,429
Net Interest Income	25,241	27,813	22,743	18,663	16,319
Provision for Loan Losses	2,959	477	546	443	472
Net Interest Income After Provision	22,282	27,336	22,197	18,220	15,847
Non-Interest Income	3,025	3,296	3,983	4,322	5,531
Non-Interest Expense	11,763	10,614	10,239	9,548	9,417
Income Before Income Taxes	13,544	20,018	15,941	12,994	11,961
Provision for Income Taxes	4,835	7,609	5,665	4,611	4,225
Net Income	8,709	12,409	10,276	8,383	7,736

Net Income Per Share	.61	.87	.72	.59	.54

Cash Dividends Declared	0.28	0.31	0.245	0.205	0.19
Book Value Per Share	5.30	4.97	4,39	3.93	3.59
Weighted Average Shares	14,314,171	14,303,517	14,303,368	14,311,557	14,312,676

QUARTERLY DATA

	Years Ended December 31,
	2007				2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Interest income	$12,204	$12,840	$13,523	$12,980	$13,171	$12,595	$11,667	$10,878
Interest expense	6,809	6,792	6,624	6,081	6,032	5,432	4,721	4,313

Net interest income	5,395	6,048	6,899	6,899	7,139	7,163	6,946	6,565
Provision for loan losses	1,525	1,258	164	12	(30)	111	250	146

Net interest income after provision for loan losses	3,870	4,790	6,735	6,887	7,169	7,052	6,696	6,419
Noninterest income	690	762	789	784	757	790	881	868
Noninterest expenses	3,191	2,955	2,857	2,760	2,863	2,680	2,621	2,450

Income before income taxes	1,369	2,597	4,667	4,911	5,063	5,162	4,956	4,837
Provision for income taxes	326	936	1,705	1,868	2,038	1,961	1,848	1,762

Net income	$1,043	$1,661	$2,962	$3,043	$3,025	$3,201	$3,108	$3,075

Earnings per share	$.07	$.12	$.21	$.21	$0.22	$0.22	$0.22	$0.21

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of Henry County Bancshares, Inc. and subsidiaries’ internal control over financial reporting.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

March 13, 2008

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	2007	2006
Assets
Cash and due from banks	$16,826,236	$18,584,790
Interest-bearing deposits in banks	2,731,987	294,763
Federal funds sold	9,500,000	5,500,000
Securities available for sale	87,717,716	84,379,359
Securities held to maturity, at cost (fair value 2007 $4,143,401; 2006 $4,263,163)	4,164,690	4,328,339
Restricted equity securities, at cost	1,897,751	2,369,651
Loans held for sale	950,405	666,066

Loans	569,387,551	561,646,248
Less allowance for loan losses	7,657,387	5,229,838

Loans, net	561,730,164	556,416,410

Premises and equipment	10,341,368	9,936,123
Other assets	23,135,732	11,835,315

Total assets	$718,996,049	$694,310,816

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$71,388,083	$77,493,610
Interest-bearing	554,463,038	517,379,804

Total deposits	625,851,121	594,873,414
Other borrowings	13,424,498	24,221,682
Other liabilities	4,186,288	4,017,123

Total liabilities	643,461,907	623,112,219

Commitments and contingencies (Note 10)

Stockholders' equity
Common stock, par value $2.50; 30,000,000 shares authorized; 14,388,749.60 issued	35,971,874	35,971,874
Surplus	739,560	739,560
Retained earnings	40,644,829	35,942,063
Accumulated other comprehensive income (loss)	435,733	(159,299)
Treasury stock, 138,560 and 67,282 shares, respectively	(2,257,854)	(1,295,601)

Total stockholders' equity	75,534,142	71,198,597

Total liabilities and stockholders' equity	$718,996,049	$694,310,816

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Interest income:
Loans, including fees	$44,788,448	$44,108,552	$34,226,407
Taxable securities	5,254,842	3,077,351	1,639,413
Nontaxable securities	377,994	332,024	225,926
Deposits in banks	73,735	13,719	14,887
Federal funds sold	1,081,871	780,048	494,918

Total interest income	51,576,890	48,311,694	36,601,551

Interest expense:
Deposits	25,335,743	19,357,142	12,812,755
Other borrowings	970,692	1,141,326	1,045,922

Total interest expense	26,306,435	20,498,468	13,858,677

Net interest income	25,270,455	27,813,226	22,742,874
Provision for loan losses	2,959,254	476,860	546,150

Net interest income after provision for loan losses	22,311,201	27,336,366	22,196,724

Other income:
Service charges on deposit accounts	1,354,352	1,492,460	1,908,418
Other service charges and fees	1,070,729	1,099,671	1,023,284
Mortgage banking income	600,346	703,566	1,051,195

Total other income	3,025,427	3,295,697	3,982,897

Other expenses:
Salaries and employee benefits	7,391,435	6,649,091	6,340,830
Equipment and occupancy expenses	1,886,319	1,698,863	1,649,251
Other operating expenses	2,514,738	2,265,734	2,249,019

Total other expenses	11,792,492	10,613,688	10,239,100

Income before income taxes	13,544,136	20,018,375	15,940,521

Income tax expense	4,835,410	7,609,083	5,664,599

Net income	$8,708,726	$12,409,292	$10,275,922

Earnings per share	$0.61	$0.87	$0.72

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
Net income	$8,708,726	$12,409,292	$10,275,922

Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period, net of tax expense (benefits) of $306,532, $123,730 and $(149,480), respectively	595,032	240,182	(290,167)

Comprehensive income	$9,303,758	$12,649,474	$9,985,755

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders' Equity
	Shares	Par Value				Shares	Cost
Balance, December 31, 2004	7,237,066	$18,092,664	$739,560	$39,109,140	$(109,314)	85,382	$(1,565,614)	$56,266,436
Net income	—	—	—	10,275,922	—	—	—	10,275,922
Cash dividends declared,
$.245 per share	—	—	—	(3,504,324)	—	—	—	(3,504,324)
Other comprehensive loss	—	—	—	—	(290,167)	—	—	(290,167)
Balance, December 31, 2005	7,237,066	18,092,664	739,560	45,880,738	(399,481)	85,382	(1,565,614)	62,747,867
Net income	—	—	—	12,409,292	—	—	—	12,409,292

Two for one common stock split	7,151,684	17,879,210	—	(17,879,210)	—	—	—	—
Cash dividends declared,
$.31 per share	—	—	—	(4,434,044)	—	—	—	(4,434,044)
Reissuance of treasury stock	—	—	—	(34,713)	—	(18,100)	270,013	235,300
Other comprehensive income	—	—	—	—	240,182	—	—	240,182

Balance, December 31, 2006	14,388,750	35,971,874	739,560	35,942,063	(159,299)	67,282	(1,295,601)	71,198,597
Net income	—	—	—	8,708,726	—	—	—	8,708,726
Cash dividends declared,
$.28 per share	—	—	—	(4,005,960)	—	—	—	(4,005,960)
Purchase of treasury stock	—	—	—	—	—	81,000	(1,093,500)	(1,093,500)
Reissuance of treasury stock	—	—	—	—	—	(9,722)	131,247	131,247
Other comprehensive income	—	—	—	—	595,032	—	—	595,032

Balance, December 31, 2007	14,388,750	$35,971,874	$739,560	$40,644,829	$435,733	138,560	$(2,257,854)	$75,534,142

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
OPERATING ACTIVITIES
Net income	$8,708,726	$12,409,292	$10,275,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	677,546	601,386	578,534
Provision for loan losses	2,959,254	476,860	546,150
Loss on sale of other real estate	25,521	3,722	—
Deferred income taxes	(1,802,382)	(36,405)	(389,379)
Net (increase) decrease in loans held for sale	(284,339)	155,934	(244,245)
Increase in interest receivable	(378,096)	(1,679,023)	(1,396,977)
Increase in interest payable	304,628	1,079,952	814,416
Net other operating activities	(578,168)	246,826	25,344

Net cash provided by operating activities	9,632,690	13,258,544	10,209,765

INVESTING ACTIVITIES
Purchases of securities available for sale	(116,222,164)	(137,258,378)	(33,242,717)
Proceeds from maturities of securities available for sale	113,785,371	123,591,856	13,903,291
Purchases of securities held to maturity	(1,346,140)	(4,215,000)	—
Proceeds from maturities of securities held to maturity	1,509,789	182,446	136,940
Retirement (purchases) of restricted equity securities	471,900	(312,200)	302,022
Net (increase) decrease in federal funds sold	(4,000,000)	4,100,000	(9,600,000)
Net (increase) decrease in interest-bearing deposits in banks	(2,437,224)	93,315	(57,941)
Net increase in loans	(18,099,042)	(45,179,650)	(32,013,801)
Proceeds from sale of other real estate	816,747	208,281	370,106
Purchase of premises and equipment	(1,082,791)	(1,495,921)	(522,549)

Net cash used in investing activities	(26,603,554)	(60,285,251)	(60,724,649)

FINANCING ACTIVITIES
Net increase in deposits	30,977,707	49,626,285	74,933,638
Net proceeds from (repayment) of other borrowings	(10,797,184)	4,233,330	(22,069,553)
Dividends paid	(4,005,960)	(4,434,044)	(3,504,324)
Purchase of treasury stock	(1,093,500)	—	—
Reissuance of treasury stock	131,247	235,300	—

Net cash provided by financing activities	15,212,310	49,660,871	49,359,761

Net increase (decrease) in cash and due from banks	(1,758,554)	2,634,164	(1,155,123)

Cash and due from banks at beginning of year	18,584,790	15,950,626	17,105,749

Cash and due from banks at end of year	$16,826,236	$18,584,790	$15,950,626

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$26,001,807	$19,418,516	$13,044,261
Income taxes	$7,018,299	$7,630,923	$5,620,000

NONCASH TRANSACTIONS
Other real estate acquired in settlement of loans	$9,899,879	$1,597,669	$682,050

Financed sales of other real estate owned	$73,845	$169,262	$—

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with six other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank did not have any reserve requirement at December 31, 2007. The total of those reserve balances was approximately $93,000 at December 31, 2006.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans originated by the Company, which the Company intends to sell into the secondary market and are carried at the lower of cost or fair value, as determined by the aggregate outstanding commitments from investors. These loans are sold with servicing rights attached; therefore, no servicing rights are retained by the Company.

The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, delinquencies within the first three to six months, which lead to loan default and foreclosure. These recourse provisions represent off-balance sheet risks in the normal course of business. Any liability applicable to loans sold with recourse would be included in other liabilities. No recourse liability was required at December 31, 2007 or December 31, 2006.

Mortgage banking income in the statement of income includes gains and losses on the sale of loans and miscellaneous fees received from borrowers. Gains and losses on the sale of loans are recognized at the settlement date and are determined by the difference between the selling price and the carrying value of the loans sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are deemed impaired under Statement of Financial Accounting Standards (“SFAS”) No. 114. For such loans that are deemed impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers loans assessed under Statement of Financial Accounting Standards (“SFAS”) No. 5 and is based on a number of qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2007 and 2006 was $10,394,433 and $1,410,667, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding were 14,314,171, 14,303,517, and 14,303,368 for the years ending December 31, 2007, 2006 and 2005, respectively. Weighted average shares outstanding for the years ending December 31, 2006 and 2005 have been adjusted for a two for one stock split in the form of a 100% stock dividend declared and paid on December 14, 2006.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain items on the consolidated statements of cash flows for the years ended December 31, 2006 and 2005 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2007.

Recent Accounting Standards

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides for guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be used on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In September 2007, the FASB issued Statement No. 159. “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 would allow the Company an irrevocable election to measure certain financial assets and liabilities at fair value, with unrealized gains and losses on the elected items recognized in earnings at each reporting period. The fair value option may only be elected at the time of initial recognition of a financial asset or financial liability or upon the occurrence of certain specified events. The election is applied on an instrument by instrument basis, with a few exceptions, and is applied only to the entire instruments and not portions of instruments. SFAS 159 also provides expanded disclosure requirements regarding the effects of electing the fair value option on the financial statements. SFAS 159 is effective prospectively for fiscal years beginning after November 15, 2007. The Company is currently evaluating this statement and has not yet determined the financial assets and liabilities, if any, for which the fair value option would be elected or the potential impact on the consolidated financial statements, if such election were made.

NOTE 2.	SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
December 31, 2007:
Government-sponsored agencies	$58,103,044	$312,825	$(2,099)	$58,413,770
State and municipal securities	4,549,874	45,506	(9,816)	4,585,564
Mortgage-backed securities	24,404,596	376,922	(63,136)	24,718,382

	$87,057,514	$735,253	$(75,051)	$87,717,716

December 31, 2006:
Government-sponsored agencies	$71,435,383	$58,442	$(231,274)	$71,262,551
State and municipal securities	5,194,263	31,384	(42,478)	5,183,169
Mortgage-backed securities	7,991,076	56,221	(113,658)	7,933,639

	$84,620,722	$146,047	$(387,410)	$84,379,359

Securities Held to Maturity
December 31, 2007:
State and municipal securities	$4,160,000	$20,540	$(41,880)	$4,138,660
Mortgage-backed securities	4,690	51	—	4,741

	$4,164,690	$20,591	$(41,880)	$4,143,401

December 31, 2006:
State and municipal securities	$4,315,000	$7,006	$(72,191)	$4,249,815
Mortgage-backed securities	13,339	9	—	13,348

	$4,328,339	$7,015	$(72,191)	$4,263,163

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Restricted equity securities are summarized as follows:

	December 31,
	2007	2006
Federal Home Loan Bank stock	$1,622,400	$2,094,300
Correspondent bank stock	275,351	275,351

	$1,897,751	$2,369,651

Securities with a carrying value of $59,372,000 and $66,695,000 at December 31, 2007 and 2006, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities available for sale for the years ended December 31, 2007, 2006, and 2005.

The amortized cost and fair value of debt securities as of December 31, 2007 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$6,476,520	$6,498,828	$—	$—
Due from one to five years	42,878,711	42,109,638	4,160,000	4,138,660
Due from five to ten years	13,790,434	13,856,130	—	—
Due after ten years	507,253	534,738	—	—
Mortgage-backed securities	24,404,596	24,718,382	4,690	4,741

	$87,057,514	$87,717,716	$4,164,690	$4,143,401

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2007
Government-sponsored agencies	$1,693	$998,307	$406	$999,277
State and municipal securities	399	185,101	51,298	2,218,702
Mortgage-backed securities	1,321	1,160,580	61,814	1,074,484

	$3,413	$2,343,988	$113,518	$4,292,463

December 31, 2006
Government-sponsored agencies	$21,398	$19,473,958	$209,876	$26,086,305
State and municipal securities	76,623	4,047,441	38,046	1,967,454
Mortgage-backed securities	304	74,009	113,354	1,721,455

	$98,325	$23,595,408	$361,276	$29,775,214

The unrealized losses on the Company’s investment in State and municipal securities are caused by changes in interest rates. The Company’s investments in State and municipal securities consist primarily of general obligations of municipalities located in the state of Georgia. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007 and December 31, 2006.

The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were also caused by changes in interest rates. The Company purchased those investments at a discount relative to their face amount, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007 and December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial, financial, and agricultural	$23,752,000	$32,765,000
Real estate – construction	325,151,000	309,565,000
Real estate – mortgage	212,787,000	210,368,000
Consumer installment and other	7,697,551	8,948,248

	569,387,551	561,646,248
Allowance for loan losses	(7,657,387)	(5,229,838)

Loans, net	$561,730,164	$556,416,410

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2007	2006	2005

Balance, beginning of year	$5,229,838	$4,971,852	$4,488,958
Provision for loan losses	2,959,254	476,860	546,150
Loans charged off	(550,280)	(240,608)	(85,909)
Recoveries of loans previously charged off	18,575	21,734	22,653

Balance, end of year	$7,657,387	$5,229,838	$4,971,852

The following is a summary of information pertaining to impaired loans, nonaccrual loans, and past due loans:

	December 31,
	2007	2006
Impaired loans without a valuation allowance	$8,057,715	$416,317
Impaired loans with a valuation allowance	29,486,642	—

Total impaired loans	$37,544,357	$416,317

Valuation allowance related to impaired loans	$3,427,489	$—

Total nonaccrual loans	$32,743,802	$416,317

Total loans past due ninety days or more and still accruing	$4,714,000	$1,001,000

The average recorded investment in impaired loans for 2007, 2006, and 2005 was $15,671,333, $1,035,750, and $797,500, respectively. Interest income recognized in impaired loans for cash payments received was not material for the years ended 2007, 2006 and 2005.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$338,095
Advances	48,579
Repayments	(214,239)

Balance, end of year	$172,435

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land	$2,674,015	$2,209,015
Buildings	10,436,470	8,998,338
Equipment	4,711,918	4,186,339
Construction in progress	—	1,345,920

	17,822,403	16,739,612
Accumulated depreciation	(7,481,035)	(6,803,489)

	$10,341,368	$9,936,123

NOTE 5.	DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $170,521,000 and $153,971,000, respectively. The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$345,865,338
2009	29,885,160
2010	12,639,910
2011	9,619,098
2012	8,297,146

$406,306,652

The Company had brokered time deposits of $10,548,000 and $17,034,000 at December 31, 2007 and December 31, 2006, respectively.

Overdraft demand deposits reclassified to loans totaled $10,000 and $133,000 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2007	2006
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due April 19, 2010.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.28%, due April 17, 2008.	1,000,000	1,000,000
Advance from Federal Home Loan Bank with interest at 3.16%, due April 19, 2010.	1,071,429	1,500,000
Advance from Federal Home Loan Bank with interest at Prime minus 287.5 basis points (5.375% at December 31, 2006), adjustable daily, due June 28, 2007.	—	10,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	353,069	721,682
Federal funds purchased and securities sold under agreements to repurchase.	5,000,000	5,000,000

	$13,424,498	$24,221,682

The advances from the Federal Home Loan Bank are secured by Federal Home Loan Bank stock of $1,622,400, Federal Home Loan Bank Agency bonds in the amount of $6,794,000 and balances on deposit of $1,500,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $31,600,000 at December 31, 2007.

NOTE 7.	MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2007	2006	2005
Gains on sale of loans	$270,095	$330,959	$502,309
Other fees from borrowers	330,251	372,607	548,886

	$600,346	$703,566	$1,051,195

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2007, 2006 and 2005 amounted to $434,018, $417,816 and $398,259 respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $56,320, $53,064, and $49,996 for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 9.	INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2007	2006	2005
Current	$6,637,792	$7,645,488	$6,053,978
Deferred	(1,802,382)	(36,405)	(389,379)

Income tax expense	$4,835,410	$7,609,083	$5,664,599

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006	2005

Income taxes at federal statutory rate	$4,740,448	$7,006,431	$5,579,182
Tax-exempt interest	(123,637)	(109,750)	(68,753)
State income taxes	117,266	580,302	372,350
Rate adjustment	—	—	(119,776)
Surtax exemption	(23,357)	—	—
Other items, net	124,690	132,100	(98,404)

Income tax expense	$4,835,410	$7,609,083	$5,664,599

The components of deferred income taxes are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Loan loss reserves	$2,961,820	$1,975,988
Deferred compensation	234,768	223,262
Deferred loan fees	16,681	50,064
ORE expenses	64,114	—
Nonaccrual loan interest	717,189	—
Securities available for sale	—	82,063

	3,994,572	2,331,377

Deferred tax liabilities:
Securities available for sale	224,469	—
Depreciation	105,221	162,345

	329,690	162,345

Net deferred tax assets	$3,664,882	$2,169,032

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2007	2006
Commitments to extend credit	$75,223,974	$104,075,148
Other standby letters of credit	6,559,617	6,485,481

	$81,783,591	$110,560,629

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2007 and 2006.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Ninety-four percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $12,000,000.

NOTE 12.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2007, approximately $4,429,000 of retained earnings was available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2007 and 2006, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2007:
Total Capital to Risk
Weighted Assets:
Consolidated	$82,756	13.37%	$49,510	8.00%	N/A	N/A
Bank	$82,426	13.32%	$49,497	8.00%	$61,871	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$75,099	12.13%	$24,755	4.00%	N/A	N/A
Bank	$74,769	12.08%	$24,748	4.00%	$37,123	6.00%
Tier I Capital to
Average Assets:
Consolidated	$75,099	9.89%	$30,369	4.00%	N/A	N/A
Bank	$74,769	9.85%	$30,363	4.00%	$37,953	5.00%

As of December 31, 2006:
Total Capital to Risk
Weighted Assets:
Consolidated	$76,588	12.77%	$47,987	8.00%	N/A	N/A
Bank	$75,518	12.59%	$47,975	8.00%	$59,969	10.00%
Tier I Capital to Risk
Weighted Assets:
Consolidated	$71,358	11.90%	$23,994	4.00%	N/A	N/A
Bank	$70,288	11.72%	$23,987	4.00%	$35,981	6.00%
Tier I Capital to
Average Assets:
Consolidated	$71,358	9.85%	$28,973	4.00%	N/A	N/A
Bank	$70,288	9.71%	$28,963	4.00%	$36,204	5.00%

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value and are not significant. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$29,058,223	$29,058,223	$24,379,553	$24,379,553
Securities available for sale	87,717,716	87,717,716	84,379,359	84,379,359
Securities held to maturity	4,164,690	4,143,401	4,328,339	4,263,163
Restricted equity securities	1,897,751	1,897,751	2,369,651	2,369,651
Loans held for sale	950,405	950,405	666,066	666,066
Loans, net	561,730,164	563,021,108	556,416,410	552,234,501
Accrued interest receivable	7,155,919	7,155,919	6,777,823	6,777,823

Financial liabilities:
Deposits	625,851,121	629,444,479	594,873,414	594,016,234
Other borrowings	13,424,498	13,600,000	24,221,682	24,100,000
Accrued interest payable	3,446,182	3,446,182	3,141,554	3,141,554

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2007	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$51,607,930	$17,133	$—	$(78,173)	$51,546,890
Interest expense	26,323,568	61,040	—	(78,173)	26,306,435
Net interest income (expense)	25,284,362	(43,907)	—	—	25,240,455
Intersegment net interest income (expense)	43,907	(43,907)	—	—	—
Other revenue from all sources	2,437,321	600,346	12,600	—	3,050,267
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	670,723	579	6,244	—	677,546
Provision for loan losses	2,959,254	—	—	—	2,959,254
Segment profit (loss)	13,787,632	(197,525)	(45,971)	—	13,544,136
Segment assets	719,528,021	1,740,446	381,964	(2,654,382)	718,996,049
Expenditures for premises and equipment	1,082,791	—	—	—	1,082,791

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2006	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$48,369,210	$16,857	$—	$(74,373)	$48,311,694
Interest expense	20,515,325	57,516	—	(74,373)	20,498,468
Net interest income (expense)	27,853,885	(40,659)	—	—	27,813,226
Intersegment net interest income (expense)	40,659	(40,659)	—	—	—
Other revenue from all sources	2,604,371	703,566	12,600	—	3,320,537
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	592,515	1,209	7,662	—	601,386
Provision for loan losses	476,860	—	—	—	476,860
Segment profit (loss)	20,258,542	(179,419)	(60,748)	—	20,018,375
Segment assets	695,051,272	1,583,299	1,130,481	(3,454,236)	694,310,816
Expenditures for premises and equipment	1,495,921	—	—	—	1,495,921

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2005	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$36,683,561	$14,988	$—	$(96,998)	$36,601,551
Interest expense	13,873,665	82,010	—	(96,998)	13,858,677
Net interest income (expense)	22,809,896	(67,022)	—	—	22,742,874
Intersegment net interest income (expense)	67,022	(67,022)	—	—	—
Other revenue from all sources	2,919,102	1,051,195	12,600	—	3,982,897
Intersegment other revenues (expenses)	24,840	(24,840)	—	—	—
Depreciation	567,191	2,264	9,079	—	578,534
Provision for loan losses	546,150	—	—	—	546,150
Segment profit	16,124,988	(72,830)	(111,637)	—	15,940,521
Segment assets	631,874,962	1,856,742	916,963	(3,615,370)	631,033,297
Expenditures for premises and equipment	520,995	1,554	—	—	522,549

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2007 and 2006, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2007, 2006, and 2005.

CONDENSED BALANCE SHEETS

	December 31,
	2007	2006
Assets
Cash	$216,999	$953,558
Investment in subsidiaries	75,204,573	70,128,586
Premises and equipment	147,184	153,426
Other assets	17,780	23,497

Total assets	$75,586,536	$71,259,067

Liabilities and Stockholders’ Equity
Other liabilities	$52,394	$60,470
Stockholders’ equity	75,534,142	71,198,597

Total liabilities and stockholders’ equity	$75,586,536	$71,259,067

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
Income
Dividends from bank subsidiary	$4,255,961	$4,434,044	$3,504,325
Rental income	12,600	12,600	12,600

	4,268,561	4,446,644	3,516,925

Expense
Depreciation	6,244	7,662	9,079
Other expenses	52,326	65,686	115,158

Total expenses	58,570	73,348	124,237

Income before income tax benefits and equity in undistributed income of subsidiaries	4,209,991	4,373,296	3,392,688

Income tax benefits	(17,780)	(23,497)	(46,340)

Income before undistributed income of subsidiaries	4,227,771	4,396,793	3,439,028
Equity in undistributed income of subsidiaries	4,480,955	8,012,499	6,836,894

Net income	$8,708,726	$12,409,292	$10,275,922

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net income	$8,708,726	$12,409,292	$10,275,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,244	7,662	9,079
Undistributed income of subsidiaries	(4,480,955)	(8,012,499)	(6,836,894)
Net other operating activities	(2,361)	38,313	3,773

Net cash provided by operating activities	4,231,654	4,442,768	3,451,880

FINANCING ACTIVITIES
Dividends paid	(4,005,960)	(4,434,044)	(3,504,324)
Reissuance of treasury stock	131,247	235,300	—
Purchase of treasury stock	(1,093,500)	—	—

Net cash used in financing activities	(4,968,213)	(4,198,744)	(3,504,324)

Net increase (decrease) in cash	(736,559)	244,024	(52,444)
Cash at beginning of year	953,558	709,534	761,978

Cash at end of year	$216,999	$953,558	$709,534

APPENDIX C

AUDIT COMMITTEE CHARTER

Authorization of the Audit Committee

The Board of Directors of The First State Bank has established the Audit Committee of the Board to carry out the duties and responsibilities assigned to the Audit Committee under applicable securities laws and rules and regulations and to further assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and the independent auditors.

Members of the Audit Committee

The Audit Committee shall be comprised of at least three and no more than five directors. Each member of the Audit Committee must be financially literate. If the Audit Committee has a “Financial Expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, it will be so designated.

The members of the Audit Committee shall be elected by the Board. A director that serves on the audit committees of more than three public companies (including the Company) may serve on the Audit Committee only if the Board affirmatively determines that the director is able to effectively serve on the Audit Committee.

Each member of the Audit Committee shall attend at least one continuing education course or seminar per year regarding current accounting, auditing, and financial reporting developments and current business and industry issues.

All members of the Audit Committee shall be independent of the management of the Company and free of any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment as Audit Committee members.

No Audit Committee member shall have an interest in the Company that would have a material adverse effect on his or her ability to act on behalf of all the shareholders of the Company.

If there is any basis for believing an Audit Committee member is not independent, the facts and circumstances should be reported to the General Counsel of the Company and the Board, and no action should be taken until the Board, or the Nominating/Governance Committee thereof, has determined that the Audit Committee member is truly independent.

No Audit Committee member may vote on any matter in which he or she, directly or indirectly, has a conflict of interest.

Responsibilities of the Audit Committee

Scope of Responsibility

The Audit Committee shall be directly responsible for the appointment and dismissal, compensation, and oversight of the Company’s independent auditors, and may not delegate any of such responsibilities to others. The Audit Committee shall assist the Board in its oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and the Company’s independent auditors. The Audit Committee shall also prepare the report of the Audit Committee to be included in the Company's annual proxy statement.

The Audit Committee shall assist the Board in fulfilling its oversight responsibilities by (1) reviewing the Company’s financial information that will be provided to its shareholders and to analysts, (2) working with management to establish, subject to the approval of the Board, the systems of internal controls, (3) reviewing the systems of internal controls and reports of variance from those controls, (4) reviewing all audit processes and results of internal audits, and (5) reviewing the Company's accounting, reporting and financial practices.

The responsibilities of a member of the Audit Committee are in addition to his or her responsibilities as a member of the Board. Each member of the Audit Committee will be compensated separately for his or her service on the Audit Committee. The Audit Committee shall direct the Company’s General Counsel to prepare or obtain from the Company’s outside counsel a memorandum on a regular basis setting forth the standards applicable to the members of the Audit Committee under applicable laws and regulations.

The Audit Committee does not prepare financial statements on behalf of the Company or perform the Company’s audits, and its members are not the Company’s auditors and do not certify the Company’s financial statements. These functions are performed by the Company's management and independent auditors.

In addition to the matters set forth herein, the Audit Committee shall perform such other functions as are required by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

Responsibilities and Duties

The Audit Committee:

•

shall meet at the request of the Chairman of the Audit Committee. The Chief Financial Officer or the independent auditor is authorized to contact any member of the Audit Committee and shall meet at least once every quarter in regular session, or more frequently as circumstances dictate;

•	shall meet with the Chief Financial Officer separately at such times as it chooses to review the accounts of the Company;

•	shall meet with the independent auditors separately at periodic intervals;

•	shall recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K;

•	may conduct or authorize investigations into any matters within its scope of responsibilities;

•

may take any other action permitted by applicable laws, rules, and regulations necessary to accomplish any action authorized by this Charter or to further the goals of the Audit Committee as set forth in this Charter; and

•	shall report its actions and budget to the Board.

All meetings of the Audit Committee required by this Charter shall be held without any other members of the Board present. Portions of all meetings with external accountants and internal audit officers shall be held without any other members of management present. Meetings may be held in person or by telephonic means at the discretion of the chair of the Audit Committee.

Assistance from Others

The Audit Committee may request reports from the Chief Executive Officer or the Chief Financial Officer. The Audit Committee may retain (and determine the funding for) experts to advise or assist it, including outside counsel, accountants, financial analysts or others, and the Company shall provide sufficient funding thereof.

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF

HENRY COUNTY BANCSHARES, INC.

TO BE HELD ON APRIL 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David H. Gill and William C. Strom, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Henry County Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281, on April 15, 2008 at 6:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the eleven identified directors to serve on the Board of Directors each for a one year term.

1.	PROPOSAL to elect the eleven identified directors to serve for a one year term.

Paul J. Cates, Jr. H. K. Elliott, Jr. G. R. Foster, III David H. Gill	Edwin C. Kelley, Jr. Mary Lynn E. Lambert Robert O. Linch William C. Strom, Jr.	Ronald M. Turpin James C. Waggoner Phillip H. Cook

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated:	, 2008

Signature of Shareholder

Please print name

Signature of Shareholder

Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.